FIRSTAR CORPORATION

                         777 EAST WISCONSIN AVENUE
                        MILWAUKEE, WISCONSIN  53202

                 NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                              APRIL 11, 2000


Dear Firstar Corporation Shareholders:

	          The Annual Meeting of Shareholders of Firstar Corporation ("Corporation") will be held in the Presidential Ballroom of the Westin Hotel, Fifth and Vine Streets, Cincinnati, Ohio, on Tuesday, April 11, 2000, at 11:00 a.m. eastern time. The purpose of the meeting is to consider and act on the following:

     1.     To elect six Directors for three year terms ending in the year
            2003.

     2. To amend the Firstar Corporation Stock Incentive Plan to increase the number of shares of common stock available for Plan purposes by 30 million shares for a total of 45 million shares.

     3. To transact any other business that may properly come before the Annual Meeting, including any adjournment.

     	     Shareholders who are of record at the close of business on February 17, 2000, are entitled to vote at the meeting.

          Shareholders are cordially invited to attend the meeting. IF YOU WISH TO ATTEND THE MEETING BUT YOUR SHARES ARE HELD IN THE NAME OF A BROKER, TRUST, BANK OR OTHER NOMINEE, PLEASE BRING A PROXY OR LETTER FROM THE BROKER, TRUSTEE, BANK OR NOMINEE WITH YOU TO CONFIRM YOUR BENEFICIAL OWNERSHIP OF THE SHARES. Please vote your proxy by mail, by telephone or by internet submission whether or not you plan to attend so that your shares may be represented at the meeting. If you attend the meeting, you may revoke your Proxy and vote in person if you choose.


                                           By order of the Board of Directors,



			                                        Jennie P. Carlson
		                                         Executive Vice President,
		                                         General Counsel and Secretary


Milwaukee, Wisconsin
March 1, 2000


YOUR VOTE IS IMPORTANT. PLEASE VOTE THE ENCLOSED PROXY PROMPTLY WHETHER OR NOT YOU INTEND TO ATTEND THE MEETING.



                            FIRSTAR CORPORATION

                         777 EAST WISCONSIN AVENUE
                        MILWAUKEE, WISCONSIN 53202

                              PROXY STATEMENT

                            GENERAL INFORMATION


	          This Proxy Statement is provided with the solicitation of proxies for the Board of Directors of Firstar Corporation, (the "Corporation"), for
use at the Annual Meeting of Shareholders to be held on April 11, 2000.  A
Notice of Annual Meeting is attached and a form of proxy is enclosed.  These proxy materials are first being mailed to shareholders of the Corporation on or about March 1, 2000.


                                 THE PROXY

     	     The persons named as proxies were selected by the Board of Directors of the Corporation.

	          If you are a registered Firstar Corporation shareholder, you may vote your proxy in one of three ways:

          1. By mail: sign, date and mail the enclosed proxy card in the return envelope provided.
          2. By telephone: follow the instructions on the enclosed proxy card.
          3. By internet: follow the instructions on the enclosed proxy card.

          Telephone or internet proxy instructions must be received by April 10 at 5:00 p.m. to be counted for the meeting.

          All proxy voting procedures are designed to properly authenticate shareholder identities and to accurately reflect and count proxies. You may incur costs if you vote on the internet, including possible access charges from internet providers and telephone companies, which will be your responsibility.

          Shareholders whose shares are held in the name of a bank, broker, or other nominee may or may not be able to use telephone or internet voting. For information, please refer to the voting materials you receive or contact your broker, trustee, bank or nominee.

          Any shareholder who gives a proxy may revoke or revise that proxy at any time before the meeting by giving written notice to the Corporation's Secretary, by executing and returning a later dated proxy, or by voting by ballot at the meeting.

	          The Corporation pays the cost to solicit proxies.  In addition to soliciting proxies by mail, directors, officers and regular employees of the
Corporation may solicit proxies electronically or in person without additional compensation. The Corporation may request banks, brokerage houses or other custodians, nominees or fiduciaries to solicit proxies and will reimburse those entities for reasonable expenses associated with such solicitation.

	          Under Wisconsin law, any shares not voted at the meeting with respect to the proposal to amend the Stock Incentive Plan (whether as a result of abstention, broker nonvote or otherwise) will have no impact on the vote.


             OUTSTANDING VOTING SECURITIES AND PRINCIPAL HOLDERS

	          977,795,461 shares of the Corporation's Common Stock, par value $0.01, (the "Common Stock") were outstanding on the close of business on
February 17, 2000, (the "Record Date").   Each of those shares is entitled to
one vote on each matter submitted at the meeting. Only shareholders of record at the close of business on the Record Date are entitled to vote at the meeting.

	          As of December 31, 1999, the following group was the beneficial owner of more than five percent (5%) of Firstar's outstanding Common Stock:

		         Firstar, through subsidiaries which conduct various fiduciary activities, beneficially owned 85,347,736 shares or 8.7 percent (8.7%).
Shares held in the Firstar Corporation Thrift and Sharing Plan 		and the
former Mercantile Bancorporation 401(k) Plan are 	included because Firstar
has the ability to amend the Plans; 34,940,236 shares, or 	3.5 percent
(3.5%) of Firstar's Common Stock are held in those plans and are included in this total.

	          Securities and Exchange Commission Rule 13d-3 defines "beneficial ownership" as voting or investment decision power over shares.  Beneficial ownership does not necessarily mean that the holder enjoys any economic benefit from those shares.

	          The following table lists information about the beneficial ownership of the Corporation's Common Stock by each Director, the Chief Executive Officer and the next four highest compensated executive officers of the Corporation in all capacities to the Corporation and its subsidiaries during the year ended December 31, 1999 individually, as reported to the Corporation by those persons as of December 31, 1999.


                              SHARES           SHARES HELD PURSUANT
                           BENEFICIALLY            TO DEFERRED          PERCENTAGE
        NAME                 OWNED (1)         COMPENSATION PLAN (4)   OF OWNERSHIP
--------------------------------------------------------------------------------
William L. Chenevich          367,627                  ---                 .04%
John C. Dannemiller            97,275 (2)             38,993               .01%
Richard K. Davis            1,777,358 (2) (3)         24,278               .18%
David B. Garvin             1,586,237                  ---                 .16%
Victoria Buyniski Gluckman    121,783 (2)              2,461               .01%
Jerry A. Grundhofer         6,016,195 (2) (3)        461,811               .66%
J. P. Hayden, Jr.           3,077,634 (2) (5)          ---                 .31%
Joe F. Hladky                  48,005                  ---                 .00%
Roger L. Howe                 545,970 (2)              ---                 .06%
Thomas H. Jacobsen          3,983,666 (2) (3)          ---                 .41%
Sheldon B. Lubar              894,823                    344               .09%
Frank Lyon, Jr.            14,162,653 (2)              ---                1.45%
Daniel F. McKeithan, Jr.       90,625                  ---                 .01%
David M. Moffett            2,104,286 (2) (3)         50,124               .22%
David B. O'Maley              876,635 (2) (6)          4,170               .09%
O'dell M. Owens, M.D.          59,825 (2)             39,527               .01%
Thomas E. Petry               102,450 (2)            160,285               .03%
Craig D. Schnuck               31,032 (2)              ---                 .00%
Patrick T. Stokes              26,079 (2)              ---                 .00%
John J. Stollenwerk            46,909                  5,092               .01%
Mark C. Wheeler, Jr.          240,000                  ---                 .02%
William W. Wirtz            6,473,197                  ---                 .66%

TOTAL                                                                     4.44%

(1)	Listed shares may include shares held in the name of a person's spouse, minor children, other relatives and trusts and estates as to which beneficial ownership is disclaimed.

(2)	Includes shares which may be purchased upon exercise of presently exercisable options or options exercisable in 60 days in the following amounts: Mr. Dannemiller, 72,000 shares; Mr. Davis, 771,228 shares; Ms. Buyniski Gluckman, 72,000 shares; Mr. Grundhofer, 3,939,651 shares; Mr. Hayden, 40,500 shares; Mr. Howe, 72,000 shares; Mr. Jacobsen, 2,003,439 shares; Mr. Lyon, 7,319 shares; Mr. Moffett, 1,080,000 shares; Mr. O'Maley, 72,000 shares; Dr. Owens, 13,500 shares; Mr. Petry, 72,000 shares; Mr. Schnuck, 7,319 shares and Mr. Stokes, 7,319 shares.

(3)	Includes the following shares which are held for the individual's account in the Corporation's Thrift Savings 401(k) Plan: Mr. Davis, 4,315 shares; Mr. Grundhofer, 14,999 shares; Mr. Jacobsen, 8,543 shares; and Mr. Moffett, 9,472 shares.

(4)	Listed shares are those held pursuant to the Firstar Corporation
    Deferred Compensation Plan (the "Deferred Compensation Plan"); under the terms of the trust in which they are held, such shares are subject to creditors of the Corporation and may not be voted until released to the individual participants.

(5)	Includes shares which are owned by companies for which Mr. Hayden serves as Chairman and Director in the following amounts: The Midland Company, 125,829 shares; American Family Home Insurance Company, 1,367,200 shares; American Modern Home Insurance Company, 576,000 shares; American Western Home Insurance Company, 325,800 shares; and American Modern Life Insurance Company of Ohio, 75,600 shares.

(6)	Includes 720,000 shares which are owned by Ohio National Life Insurance
    Company for which Mr. O'Maley serves as Chairman, President and Chief Executive Officer.


                            ELECTION OF DIRECTORS

	          The Corporation's Articles of Incorporation provide that the number of Directors constituting the Board of Directors shall be not less than nine nor more than thirty-five as determined in accordance with the Bylaws from time to time.  The Board of Directors is divided into three classes:  Class I
(terms expire in 2002), Class II (terms expire in 2000) and Class III (terms expire in 2001).  The Articles of Incorporation provide that nominees for each
Class of the Board of Directors are to be elected to serve for a term of three years.  The Board of Directors currently consists of eighteen members, with each Class containing six directors.

	          At the 2000 Annual Meeting, the six Directors in Class II are to be
elected to hold office until the Annual Meeting in the year 2003 and until their successors are duly elected and qualified.  All of the nominees are current Directors.  The persons named in the Proxy intend to vote for the election of these nominees.  If any nominee becomes unable to serve, which is not anticipated, the proxies will be voted for any substitute nominee that
Management recommends.

	          The following information concerns the nominees and continuing
Directors:


                              CLASS I DIRECTORS

                            (TERMS EXPIRE IN 2002)

	          	J. P. HAYDEN, JR.:  born 1929, Director since 1973.  Mr. Hayden is
Chairman of the Executive Committee of the Board and a Director of The Midland
Company.

	          ROGER L. HOWE:  born 1935, Director since 1985.  Mr. Howe, prior to his retirement September 1, 1997, was Chairman of the Board of U.S. Precision
Lens, Inc.  Mr. Howe is also a Director of Cincinnati Bell, Inc., Cintas
Corporation, Eagle-Picher Industries, Inc. and Baldwin Piano and Organ
Company.

          SHELDON B. LUBAR: born 1929, Director since 1986. Mr. Lubar is Chairman of Lubar & Co., a Milwaukee, Wisconsin investment and management firm. Mr. Lubar is also a Director of Massachusetts Mutual Life Insurance Company, MGIC Investment Corporation, Jefferies Group, Inc., C2, Inc., Weatherford International Inc. and various private industrial companies.

	          DAVID B. O'MALEY:  born 1946, Director since 1995.  Mr. O'Maley is
Chairman, President and Chief Executive Officer of Ohio National Life
Insurance Company and serves several affiliates and subsidiaries similarly, and has served in that capacity since 1994.  From 1993 to 1994, he was
President and Chief Operating Officer and from 1992 to 1993, he was Executive
Vice President and Chief Marketing Officer of Ohio National Life Insurance
Company.

	          O'DELL M. OWENS, M.D.:  born 1947, Director since 1991.  Dr. Owens is currently Medical Director of United Healthcare of Ohio, Inc.

	          WILLIAM W. WIRTZ: born 1929, Director since 1980. Mr. Wirtz is President and a Director of Wirtz Corporation, Chicago, Illinois, a diversified operations and investment company. Mr. Wirtz is also a Director of Consolidated Enterprises, Inc., Forman Realty Corporation, American Mart Corporation, 333 Building Corporation, Chicago Stadium Corporation, Chicago Blackhawk Hockey Team, Inc., and Alberto Culver Company.


                             CLASS II DIRECTORS

                    (NOMINEES FOR TERMS TO EXPIRE IN 2003)

	          	JERRY A. GRUNDHOFER: born 1944, Director since 1993. Mr. Grundhofer is President and Chief Executive Officer of the Corporation and Chairman, President, and Chief Executive Officer of Firstar Bank, N.A. and has served Firstar in an executive capacity since 1993. Mr. Grundhofer is also a Director of Ecolab, Inc. and The Midland Company.

	          JOE F. HLADKY: born 1940, Director since 1991. Mr. Hladky is President and Chief Executive Officer of the Gazette Company, Cedar Rapids, Iowa, an independent media company.

	          THOMAS H. JACOBSEN:  born 1939, Director since 1989.  Mr. Jacobsen is Chairman of Firstar Corporation and former Chairman and Chief Executive
Officer of Mercantile Bancorporation Inc.  Mr. Jacobsen is also a Director of the Federal Reserve Bank of St. Louis.

          FRANK LYON, JR.: born 1941, Director since 1995; private investor. Mr. Lyon served as Chairman of Mercantile Bank of Arkansas and its predecessor holding company, TCBankshares Inc. for more than five years prior to May 1995.

          CRAIG D. SCHNUCK: born 1949, Director since 1991. Mr. Schnuck is Chairman and Chief Executive Officer of Schnuck Markets, Inc., a retail supermarket chain. Mr. Schnuck is also a Director of Schnuck Markets and General American Life Insurance Company.

		          JOHN J. STOLLENWERK:  born 1940, Director since 1998.  Mr.
Stollenwerk is President of Allen-Edmonds Shoe Corporation and a Limited
Partner of RJP Partnership and Woodlore Partnership.


                             CLASS III DIRECTORS

                            (TERMS EXPIRE IN 2001)

	           JOHN C. DANNEMILLER: born 1938, Director since 1990. Mr. Dannemiller is Chairman of Applied Industrial Technologies, formerly known as
Bearings, Inc.   Mr. Dannemiller is also a Director of Lamson & Sessions Co.

	          DAVID B. GARVIN: born 1943, Director since 1998. Mr. Garvin served as Chairman and Chief Executive Officer of Camping World Inc. from 1968 until 1989 and Chairman until 1998. Mr. Garvin is also a Director of the Affinity Group, Inc., Gish, Sherwood, Inc. and is the owner and operator of Ironwood Farms.

          VICTORIA BUYNISKI GLUCKMAN: born 1951, Director since 1991. Ms. Buyniski Gluckman is Founder, President and Chief Executive Officer of United Medical Resources, Inc. and has served that company in an executive capacity since 1983. Ms. Buyniski Gluckman is also a Director of The Health Alliance and Ohio National Life Insurance Company.

		          DANIEL F. McKEITHAN, JR.:  born 1935, Director since 1977.  Mr.
McKeithan is President and Chief Executive Officer of Tamarack Petroleum
Company, Inc., a manager of oil and gas wells, and President of AIM and
Associates, an accounting firm.  Mr. McKeithan is also a Director of Marcus
Corporation and WICOR, Inc. and a Trustee of Northwestern Mutual Life
Insurance Company.

	          THOMAS E. PETRY: born 1939, Director since 1987. Mr. Petry retired in 1998 as Chairman and Chief Executive Officer of Eagle-Picher Industries, Inc. Mr. Petry is also a Director of CINergy, Wm. Powell Co. and Union Central Life Insurance Company.

          PATRICK T. STOKES: born 1944, Director since 1992. Mr. Stokes is President of Anheuser-Busch, Inc.

          Dates listed for the nominees and continuing Directors include service as Directors of Firstar Corporation or Mercantile Bancorporation Inc. before the merger of the two on September 20, 1999.


PROPOSAL TO AMEND THE STOCK INCENTIVE PLAN

          The Board of Directors of the Corporation approved the Compensation Committee's recommendation to amend the Stock Incentive Plan, originally adopted by Star Banc Corporation, predecessor to the Corporation, in 1996, (the "Plan") at the Board's meeting on December 14, 1999. The purpose of the amendment to the Plan is to increase the number of authorized shares of the Corporation's Common Stock available for Plan purposes.

	          The Plan was originally adopted by Star Banc Corporation on April
8, 1997, when the Corporation's assets were approximately $10 billion.  The
Corporation's assets currently exceed $70 billion.  In 1997, 146 executives participated in the Plan.  In 2000, 1,700 executives are expected to participate.

	          The Board approved an increase in the number of shares available for Plan purposes to 45 million from the current 15 million. Substantially all of the 15 million shares originally available under the Plan have been granted as stock options or restricted shares. Additional available shares will be used to provide material performance-based incentives for the continued service of key employees and to attract qualified executives to employment with the Corporation and its subsidiaries.

          The complete text of the Plan is attached to this Proxy Statement as an Exhibit. Please refer to it for the full Plan particulars.

          The Board of Directors may terminate the Plan at any time, but unexercised options will continue and any restricted shares shall continue subject to the terms of the Plan.

          The Plan contains no maximum limitation as to the number of participants. Regular employees of the Corporation and its subsidiaries who are key employees are eligible to participate in the Plan.

          Neither the grant nor the exercise of an option under the Plan will result under present accounting practices in any charge against the Corporation's earnings. Any tax benefits accruing to the Corporation upon the exercise by an employee of an option, or upon his subsequent disposition of shares obtained by the option will be reflected in the Corporation's capital accounts and will have no material impact on the earnings of the Corporation.

          THE BOARD OF DIRECTORS INTENDS TO SUBMIT THE FOLLOWING RESOLUTION TO SHAREHOLDERS FOR ACTION AT THE ANNUAL MEETING:

				        RESOLVED, THAT THE STOCK INCENTIVE PLAN BE, AND HEREBY IS,
     AMENDED TO REFLECT AN INCREASE IN THE AGGREGATE NUMBER OF COMMON SHARES
     OF THE CORPORATION WHICH MAY BE ISSUED UNDER THE PLAN TO NOT EXCEED 45
     MILLION SHARES; SUBJECT TO ADJUSTMENT IN THE EVENT OF STOCK SPLITS,
     STOCK DIVIDENDS, EXCHANGES OF SHARES OR THE LIKE OCCURRING AFTER THE
     EFFECTIVE DATE OF THIS AMENDMENT TO THE PLAN.


                         COMPENSATION COMMITTEE REPORT

          The Compensation Committee of Firstar Corporation is composed entirely of independent outside Directors and is responsible for setting corporate compensation policy. The goal of the Corporation's compensation program is to attract, motivate, reward and retain the management talent required to achieve corporate objectives and increase shareholder value.

          Base salaries of the Named Executives other than for Mr. Grundhofer were determined by the Compensation Committee using senior management's recommendations. Salaries were decided based on individual performance and industry standards as determined through external compensation studies and information from regional bank holding companies.

          The Compensation Committee administers the Executive Bonus Plan, the purpose of which is to reward the achievement of corporate financial objectives established in advance by the Compensation Committee. The performance measures for determining plan awards include fully diluted earnings per share (EPS), return on average equity (ROE), return on average assets (ROA), credit quality, and individual performance against established objectives. The Plan provides awards, however, only if the Corporation's EPS meets a specified threshold established by the Compensation Committee and approved by the Board of Directors at the beginning of each plan year. The opportunity for a bonus award for the Named Executives in 1999 ranged from 20% to 200% of base salary depending on the individual's position and the amount by which actual EPS exceeded the threshold set.

          The Compensation Committee also administers the Corporation's Stock Incentive Plan, the purpose of which is to encourage long-term growth in the Corporation's shareholder value. Stock options and restricted stock may be granted pursuant to the Plan, based on factors including corporate performance, individual responsibilities and performance, grant guidelines based on the Black-Scholes valuation method, and information from regional bank holding companies and other competitive indices. 1999 options are subject to a vesting schedule with full vesting four years from the date of grant.

          Mr. Grundhofer's compensation was determined by the Compensation Committee and approved by the Board. His 1999 base salary of $850,000 as well as his 1999 bonus opportunity and stock option grant were established under the terms of his employment agreement with the Corporation, and are consistent with industry standards as determined from the Hewitt Associates Compensation Survey and other competitive indices. His bonus was based on the same criteria as that described previously for the other Executive Officers. He was granted options for 590,000 shares on December 14, 1999, exercisable pursuant to a four-year vesting schedule at a grant price of $21.375.


                          COMPENSATION COMMITTEE OF
                    FIRSTAR CORPORATION BOARD OF DIRECTORS

J.P. Hayden, Jr.               Frank Lyon, Jr.        Thomas E. Petry, Chair
Roger L. Howe                  David B. O'Maley       John J. Stollenwerk


          The following tables list information on compensation received for services by the Chief Executive Officer and the next four highest compensated executive officers of the Corporation in all capacities to the Corporation and its subsidiaries during the year ended December 31, 1999.

                          SUMMARY COMPENSATION TABLE



                                     --  Annual Compensation ---  ------- Long-Term Compensation ------

Name and                             Salary    Bonus       Other    Stock        Options    Long-Term    Compensation
Principal Position           Year    ($) (1)   ($) (2)      ($)    Awards ($)       (#)   Incentive ($)      ($)
------------------           ----    -------   -------      ---    ----------       ---   -------------      ---

Jerry A. Grundhofer          1999    850,000  1,700,000                          590,000                  428,104 (3)
President, Chief             1998    800,000  1,000,000                        1,140,000                   12,900
Executive Officer and        1997    750,000    937,500                          540,000                   12,262
Director of the Corporation

Richard K. Davis             1999    350,000    525,000                          540,000                   12,698 (4)
Vice Chairman                1998    325,000    331,500                          270,000                   10,891
of the Corporation           1997    300,000    306,000                          225,000                   10,085

David M. Moffett             1999    350,000    525,000                          540,000                   42,248 (5)
Vice Chairman                1998    325,000    331,500                          270,000                   10,892
and Chief Financial Officer  1997    300,000    306,000                          225,000                   10,087
of the Corporation

Mark C. Wheeler, Jr. (6)     1999    222,115    762,500 (7)                      240,000                  195,564 (8)
Vice Chairman
of the Corporation

William L. Chenevich (9)     1999    207,692    675,000 (10)        585,000 (11) 350,000                   64,144 (12)
Vice Chairman
of the Corporation


(1) Includes amounts deferred at the direction of the executive officer pursuant to the Firstar Corporation Thrift Savings 401(k) Plan and, if applicable, the Firstar Corporation Deferred Compensation Plan.

(2) Reflects bonus earned during the fiscal year. In some instances all or a portion of the bonus was paid during the next fiscal year.

(3) Includes $10,000 Corporate contribution to the Firstar Corporation Thrift Savings 401(k) Plan and $3,045 split dollar life insurance premium. Split dollar insurance premiums are based on the cost of equivalent group term insurance. Also includes $271,896 in excise tax gross-up; $117,502 in moving expenses; $18,600 in car allowance; and $7,061 financial planning.

(4) Includes $10,000 Corporate contribution to the Firstar Corporation Thrift Savings 401(k) Plan and $1,198 split dollar life insurance Premium. Split dollar insurance premiums are based on the cost of equivalent group term insurance. Also includes $1,500 financial Planning.

(5) Includes $10,000 Corporate contribution to the Firstar Corporation Thrift Savings 401(k) Plan and $1,199 split dollar life insurance premium. Split dollar insurance premiums are Split dollar insurance premiums are based on the cost of equivalent group term insurance. Also includes $31,049 moving expense, including a tax gross-up of $2,471.87.

(6)  Employed 5/3/99; not included in proxy in 1998 or 1997.

(7) Includes 1999 performance incentive and special bonus as well as a $205,000 one-time lump sum payment made upon employment.

(8)  Moving expenses, which include a tax gross-up of $27,097.13.

(9)  Employed 4/26/99; not included in proxy in 1998 or 1997.

(10) Includes 1999 performance incentive as well as $300,000 one-time lump sum payment, $60,000 of which was received upon employment and $240,000 of which was deferred.

(11) Value of restricted shares granted on 4/26/99 based on opening price of Firstar stock.

(12)  Moving expenses, which include a tax gross-up of $9,171.52.

                      OPTION GRANTS IN LAST FISCAL YEAR

                                   % of Total Options
Individual Grants      Options    Granted to Employees   Exercise or    Expiration     Grant Date
      Name            Granted(#)     in Fiscal Year     Base Price ($)     Date     Present Value ($)
      ----            ----------     --------------     --------------     ----     -----------------
Jerry A. Grundhofer    590,000            3.4%             $21.3750      12/14/09      $4,802,600

Richard K. Davis       345,000            2.0%             $28.8958      01/12/09      $3,556,950
                       195,000            1.1%             $21.3750      12/14/09      $1,587,300

David M. Moffett       345,000            2.0%             $28.8958      01/12/09      $3,556,950
                       195,000            1.1%             $21.3750      12/14/09      $1,587,300

Mark C. Wheeler, Jr.   240,000            1.4%             $30.0000      05/03/09      $2,664,000

William L. Chenevich   240,000            1.4%             $33.1875      04/26/09      $2,911,200
                       110,000            0.6%             $21.3750      12/14/09        $895,400

(1) Grant date option values calculated through use of the "Black-Sholes" pricing model. Values are calculated assuming risk-free rates of return of 4.5% to 6.1%, dividend rate of 2%, volatility rate of 41%, quarterly reinvestment of dividends, and an average term of five years. No adjustments have been made for nontransferability or risk of forfeiture.


                AGGREGATED OPTIONS EXERCISED IN LAST FISCAL YEAR
                           AND YEAR-END OPTION VALUE

        (a)                 (b)                 (c)                    (d)                        (e)
                                                                    Number of           Value of Unexercised in
                                                               Unexercised Options         the Money Options
                       Shares Acquired                             12/31/99 (#)               12/31/99 ($)
Name                   on Exercise (#)  Value Realized ($)  Exercisable/Unexercisable  Exercisable/Unexercisable
----                   ---------------  ------------------  -------------------------  -------------------------
Jerry A. Grundhofer         ---                 ---           3,939,651 / 1,595,000         $51,183,184 / 0

Richard K. Davis          206,568           $4,983,904          771,228 / 742,500            $6,840,392 / 0

David M. Moffett            ---                 ---            1,080,000 / 742,500          $12,181,444 / 0

Mark C. Wheeler, Jr.        ---                 ---                0 / 240,000                   0 / 0

William L. Chenevich        ---                 ---                0 / 350,000                   0 / 0


          Stock Performance Chart. The following chart compares the yearly percentage change in the cumulative total shareholder return on the Corporation's Common Stock during the five years ended December 31, 1999 with the cumulative total return on the Standard & Poor's Major Regional Banks' Index and the Standard & Poor's Stock Index. The comparison assumes $100 was invested on January 1, 1995, in the Corporation's Common Stock and in each of the foregoing indices and assumes reinvestment of dividends.

[insert table graphic]

                        1994     1995     1996     1997     1998     1999
                        ----     ----     ----     ----     ----     ----
Firstar Corporation     $100   $169.00  $267.40  $509.90  $838.30  $581.90
S&P Major Reg. Banks    $100   $157.30  $210.20  $323.60  $357.60  $306.60
S&P 500                 $100   $137.40  $166.30  $225.50  $289.90  $350.90


          Defined Benefit Pension Plan. Compensation in the form of payments from the Corporation's noncontributory, defined benefit pension plan is not included in the compensation tables above. Substantially all employees are eligible to receive benefits from this pension plan, which are based upon average base salary during the five consecutive years in which compensation was the highest and upon the employee's years of service, with a normal retirement age of 65 and one year of plan participation. The 2000 total of annual payments as a life annuity with 120 guaranteed payments (exclusive of Social Security) from the pension plan may be individually estimated using the following information.

                               YEARS OF SERVICE
-------------------------------------------------------------------------------------
Current
Annual
Earnings       10          15          20          25            30           35
-------------------------------------------------------------------------------------

  125,000    15,247      22,871      30,495      38,118        45,742        53,366
  150,000    18,657      27,985      37,313      46,642        55,970        65,298
  175,000    22,066*     33,099*     44,132*     55,166*       66,199*       77,232
  200,000    25,476*     38,214*     50,951*     63,689*       76,427*       89,165
  225,000    28,885*     43,328*     57,770*     72,213*       86,656*      101,098
  250,000    32,295*     48,442*     64,589*     80,736*       96,884*      113,031
  300,000    39,114*     58,670*     78,227*     97,784*      117,341*      136,897
  400,000    52,751*     79,127*    105,503*    131,878*      158,254*      184,629
  600,000    80,027*    120,041*    160,054*    200,068*      240,081*      280,095
  800,000   107,303*    160,954*    214,606*    268,257*      321,908*      375,560
1,000,000   134,579*    201,868*    269,157*    336,446*      403,736*      471,025
1,400,000   189,130*    283,695*    378,260*    472,825*      567,390*      661,955
1,800,000   243,681*    365,522*    487,363*    609,203*      731,044*      852,885
2,200,000   298,233*    447,349*    596,465*    745,582*      894,698*    1,043,814
2,500,000   339,146*    508,719*    678,293*    847,866*    1,017,439*    1,187,012
2,800,000   380,060*    570,090*    760,120*    950,150*    1,140,180*    1,330,210

          The benefits [denoted with *] in the shaded area do not reflect the $170,000 compensation limit or the $121,500 annual benefit limit which apply under Federal law. The actual benefits payable from the qualified pension plan will take into account these limits, and will be adjusted accordingly as the limits are adjusted each year. These benefits were estimated using a five-year average of compensation determined from the "Current Annual Earnings" shown above.

	          For purposes of computing benefits under this plan, on December 31,
1999, Mr. Grundhofer had seven years of credited service; Mr. Davis, six years; Mr. Moffett, six years; Mr. Wheeler, one year; and Mr. Chenevich, one year.

	          Non-Qualified Retirement Plan. Compensation in the form of payments from the Corporation's non-contributory, non-qualified retirement plan, to the extent that it replaces income lost due to legislated limits on benefits and compensation, is included in the above table. The plan provides vested supplemental retirements to certain officers of the Corporation so that participants receive a combined pension benefit under the qualified and non-qualified plans at one of two levels. Participants eligible for the level of augmented combined benefits under the qualified, non-qualified and certain other prior employer plans based on a percentage of final average compensation (base plus bonus) include Messrs. Davis, Grundhofer, Moffett, and certain other executive officers. Eligibility for such augmented benefits is determined by the Compensation Committee of the Board of Directors based on individual performances and level of responsibility. The 1999 total of annual payments as a life annuity with 120 guaranteed payments at the augmented level (less benefits replaced due to the application of legislated limits) may be individually estimated using the following table.


                             YEARS OF SERVICE
----------------------------------------------------------------------
CURRENT
ANNUAL
EARNINGS       10        15        20        25        30        35
----------------------------------------------------------------------
  125,000    52,642    44,868    37,094    29,321    21,547    13,773
  150,000    62,870    53,392    43,914    34,435    24,957    15,479
  175,000    73,099    61,916    50,733    39,549    28,366    17,183
  200,000    83,327    70,439    57,552    44,664    31,776    18,888
  225,000    93,556    78,963    64,371    49,778    35,185    20,593
  250,000   103,783    87,486    71,189    54,892    38,594    22,297
  300,000   124,240   104,534    84,827    65,120    45,413    25,707
  400,000   165,154   138,628   112,102    85,577    59,051    32,526
  500,000   206,067   172,722   139,378   106,033    72,689    39,344
  600,000   246,981   206,817   166,654   126,490    86,327    46,163
  700,000   287,895   240,913   193,930   146,948    99,965    52,983
  800,000   328,808   275,007   221,205   167,404   113,603    59,801
  900,000   369,722   309,102   248,482   187,861   127,241    66,621
1,000,000   410,635   343,196   275,757   208,318   140,878    73,439
1,100,000   451,549   377,290   303,032   228,774   154,516    80,258
1,200,000   492,463   411,386   330,309   249,231   168,154    87,077
1,300,000   533,376   445,480   357,584   269,688   181,792    93,896
1,400,000   574,290   479,575   384,860   290,145   195,430   100,715
1,500,000   615,203   513,669   412,135   310,602   209,068   107,534


          Employment Agreements. The Corporation has entered into employment agreements with severance benefits with Messrs. Chenevich, Davis, Grundhofer, Moffett and Wheeler. The agreements are designed to enhance the Corporation's ability to attract and retain high caliber senior management at a time when mergers and acquisitions are common in the financial services industry. In general, the agreements provide for the payment of a lump sum benefit to the officer, including a gross-up for federal excise tax purposes, if necessary, pursuant to Section 280(G) of the Internal Revenue Code, plus the continuation of certain medical and insurance benefits, in the event that the officer's employment is terminated involuntarily by the Corporation, or voluntarily by the officer for good reason. For Messrs. Chenevich, Davis, Moffett and Wheeler, payment is provided only in the event such termination occurs during a specified period following a Change of Control of the Corporation. Change of Control is defined in the document and includes certain mergers, sales of assets or tender offers.

	          Among other things, Mr. Grundhofer's agreement provides for severance benefits of three times salary and bonus and accelerated vesting of stock awards, in the event of a qualified termination during his Employment Period (either before or following a Change of Control). In addition, Mr. Grundhofer's agreement provides for the granting of past employer service credit for vesting purposes under the Corporation's Non-Qualified Retirement Plan upon three years of service. Mr. Grundhofer's rights in the Corporation's Non-Qualified Retirement Plan are fully vested. Messrs. Chenevich, Davis, Moffett and Wheeler have agreements which provide for lump sum benefits of three times salary and bonus in the event of a qualified termination following a Change of Control during the officer's protected period. Messrs. Davis' and Moffett's rights in the Non-Qualified Retirement Plan are fully vested.

          Retention Agreements. The Corporation maintained retention agreements with Messrs. Chenevich, Davis and Moffett. The agreements were designed to allow the Corporation to maintain, reward, and encourage continuity and excellence in senior management. The agreements generally provide for a lump sum payment in the event that the executive remains in good standing in his position with the Corporation for a specified period of time. The agreements for Messrs. Davis and Moffett, established at the end of 1994, provided for a payment of $350,000 to each if they were actively employed with the Corporation on January 1, 2000, and each has received payment in accordance with the agreements. The agreement for Mr. Chenevich provides for a payment of $240,000 if he is actively employed with the Corporation on May 1, 2004.

                          COMPENSATION OF DIRECTORS

	          Directors of Firstar Corporation, except for those Directors who became Directors as a result of the transaction with Mercantile on September
20, 1999 and for Mr. Grundhofer, received an annual retainer fee of $25,000 plus a fee of $1,500 for each Board meeting attended and a fee of $850 for each Committee meeting attended. Committee Chairpersons received an annual retainer fee of $4,000. Each Director of Firstar Corporation, except for those Directors who became Directors as a result of the transaction with Mercantile on September 20, 1999 and for Mr. Grundhofer, received options to purchase 17,700 shares of Firstar Corporation stock, subject to a four-year vesting schedule.

          Directors of the former Mercantile Bancorporation Inc., other than Mr. Jacobsen, received an annual retainer fee of $15,000 plus a meeting fee of $1,000 for each Board meeting and Committee meeting attended. In addition, the Chairpersons for the Committees received a retainer of $2,000. Each Director of the former Mercantile Bancorporation Inc. received options to purchase 2,091 shares of Mercantile (now Firstar) stock, subject to a six month vesting schedule. The Mercantile stock options were converted to Firstar stock options and became fully vested upon closing of the merger between the Corporation and Mercantile Bancorporation Inc.


                      CORPORATE GOVERNANCE INFORMATION

	         The Board of Directors held eight meetings in 1999.

	          The Board of Directors has an Executive Committee, an Audit Committee, a Compensation Committee, a Community Outreach and Fair Lending Committee and a Governance Committee.

	          The Executive Committee of the Corporation held twelve meetings in
1999.  The Committee has the authority to exercise all powers of the Board of
Directors between regularly scheduled Board meetings.  The current members of the Executive Committee are Messrs. Grundhofer, Hayden, Howe, Jacobsen, Lubar,
McKeithan, Petry and Stokes.

	          The Audit Committee of the Corporation held six meetings in 1999 and is responsible for the review of the work of PricewaterhouseCoopers LLP, the Corporation's outside independent auditor for 1999. The Committee reviews recommendations on various matters made by the outside auditors and action taken by management and the Corporation's internal auditor to implement these recommendations. The Committee also considers the scope of the audit to be performed for the Corporation and its subsidiaries and the proposed fees for this work. The Committee recommends action to the Board of Directors of the Corporation in connection with all the above matters. The current members of the Audit Committee are Ms. Buyniski Gluckman, and Messrs. Garvin, Hayden,
Hladky, Howe, Petry, McKeithan, Schnuck, Stollenwerk and Wirtz.

	          The Compensation Committee of the Corporation held seven meetings in 1999 and sets policy for compensation, reviews the recommendations of the
Chief Executive Officer as to compensation of officers, establishes the compensation of the Chief Executive Officer and approves eligibility for benefits under the Corporation's non-qualified retirement plan.  It also administers the Corporation's Stock Incentive Plans.  The current members of the Compensation Committee are Messrs. Hayden, Howe, Lyon, O'Maley, Petry and
Stollenwerk.

         The Community Outreach and Fair Lending Committee of the Corporation held three meetings in 1999. The Committee is responsible for reviewing the Corporation's activities with respect to community development and compliance with the Community Reinvestment Act and fair lending regulations. The current members of the Community Outreach and Fair Lending Committee are Ms. Buyniski Gluckman and Messrs. Dannemiller, Hladky, Lyon, Owens, Schnuck and Stollenwerk.

	          The Governance Committee of the Corporation held six meetings in 1999. The Committee administers the affairs of the Board of Directors, evaluates current Directors, and nominates new Directors. The current members of the Governance Committee are Messrs. Dannemiller, Hayden, Lubar, McKeithan and Stokes. Shareholders who wish to suggest Director nominees should contact the Committee by mail at the Corporate Headquarters.

          All Directors except Messrs. Lyon, Schnuck and Stokes, who joined the Board at the closing of the Mercantile transaction on September 20, attended at least 75% of the aggregate of the number of regular and special meetings of the Board of Directors held during 1999 and all committees of the Board on which the Director served during the 1999 calendar year. This percentage does not include meetings for Mercantile Bancorporation Inc.


           SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

	          Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Corporation's Directors and named executive officers to file with the Securities and Exchange Commission (SEC) and the New York Stock Exchange
(NYSE) reports of ownership and changes in ownership of Common Stock of the
Corporation.  Officers and Directors are required by SEC regulation to furnish the Corporation with copies of all Section 16(a) forms they file.

	          Based solely on review of the copies of such reports furnished to the Corporation or written representations that no other reports were required, the Corporation believes that all filing requirements applicable to its officers and Directors were properly filed during the 1999 year.


                  ANNUAL MEETING ADVANCE NOTICE REQUIREMENTS

	          The Corporation's Articles of Incorporation provide that shareholder nominations for election as directors or proposals of other business may be made in compliance with certain advance notice, informational and other applicable requirements. To be considered, a shareholder must give timely notice in writing to the Secretary of the Corporation. To be timely, a shareholder's notice must be received by the Secretary of the Corporation at the principal executive offices of the Corporation not later than the earlier of (i) 45 days in advance of the first anniversary (the "Anniversary Date") of the date set forth in the Corporation's proxy statement for the prior year's Annual Meeting as the date on which the Corporation first mailed definitive proxy materials for the prior year's Annual Meeting and (ii) the later of (x) the date 70 days prior to the date of the Annual Meeting for which such proposal is being made and (y) the date 10 business days after the first public announcement of the date of the Annual Meeting for which such proposal is being made. Such shareholder's notice shall be signed by the shareholder of record who intends to introduce the other business, shall bear the date of signature of such shareholder and shall set forth: (i) the name and address, as they appear on the Corporation's books, of such shareholder and the beneficial owner or owners, if any, on whose behalf the proposal is made; (ii) the class and number of shares of the Corporation which are beneficially owned by such shareholder and any such beneficial owner or owners; (iii) a representation that such shareholder is a holder of record of shares of the Corporation entitled to vote at such Annual Meeting and intends to appear in person or by proxy at such Annual Meeting to introduce the business specified in such shareholder's notice; and (iv) (A) a brief description of the business desired to be brought before such Annual Meeting and, if such business includes a proposal to amend these by-laws, the language; (B) such shareholder's and any such beneficial owner's or owners' reasons for conducting such business at such Annual Meeting; and (C) any material interest in such business of such shareholder and any such beneficial owner or owners; and (D) with respect to any nomination of a director, all information required by the Articles of Incorporation to be set forth in a shareholder notice of nomination of director.


          INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

	          Several of the Directors of the Corporation and the entities with which they are associated were customers of and had various transactions with the Corporation's subsidiary banks in the ordinary course of business during
1999.  All loans, loan commitments and sales of notes included in these transactions were made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with others and did not involve more than the normal risk of collectability or present other unfavorable features.

		          While Mr. Jacobsen serves as Chairman of the Board of Firstar, he will be entitled to receive a base salary and an annual bonus equal to the base salary and annual bonus paid to Firstar's chief executive officer.  Mr.
Jacobsen will receive a cash payment of $5 million in partial consideration of his noncompete and confidentiality obligations under the new employment agreement.  Mr. Jacobsen was granted 300,000 shares of restricted Firstar common stock on completion of the merger with Mercantile Bancorporation and will be granted options to acquire 500,000 shares of Firstar common stock in calendar year 2000.  The restricted stock and the option awards will vest on the fourth anniversary of the completion of the merger or, if earlier, on Mr.
Jacobsen's retirement after the 2001 annual shareholders' meeting.  Beginning at the 2001 annual shareholders' meeting, Mr. Jacobsen will be paid an annual retirement benefit of $2.5 million, less any benefits payable under Firstar's tax-qualified retirement plan.  Should his spouse survive him, she will receive annually 50% of the retirement benefit.  The amounts paid under the employment agreement are partially in consideration for Mr. Jacobsen's noncompete and confidentiality obligations, and those portions of these amounts have been reviewed by an independent appraiser.

	          The employment agreement provides that, on a termination of Mr. Jacobsen's employment by Firstar, other than for cause or disability, or by him for good reason, he will be entitled to a payment consisting of:

-- a pro rata annual bonus through the date of termination, based on the highest annual bonus earned in the three years prior to the termination date, plus

-- the product of (a) the number of months from the date of termination until the 2001 annual shareholders' meeting, divided by 12 and (b) the sum of his base salary and annual bonus (based on the highest annual bonus earned in the three years prior to the termination date).

Also, if this type of termination of Mr. Jacobsen's employment occurs, the restricted stock and option awards will vest immediately and Mr. Jacobsen and his current spouse will be entitled to receive medical and dental benefits coverage for the remainder of their lives.

          If any amounts payable to Mr. Jacobsen under the employment agreement or otherwise would be subject to the excise tax under section 4999 of the U.S. tax code, an additional payment will be made so that after the payment of all income and excise taxes, Mr. Jacobsen will be in the same after-tax position as if no excise tax under section 4999 had been imposed. However, if these additional payments (excluding additional amounts payable due to the excise tax) do not exceed 110% of the greatest amount that could be paid to Mr. Jacobsen without requiring payment of the excise tax, no additional payments will be made on account of the excise tax. Instead, the payments otherwise due to Mr. Jacobsen will be reduced as necessary to prevent the application of the excise tax.

                            INDEPENDENT AUDITORS

	          The Board of Directors appointed PricewaterhouseCoopers LLP as independent auditors of the Corporation and its subsidiaries for the years
1999 and 2000.

                               OTHER BUSINESS

	          The Board of Directors knows of no other matters to be presented at the Annual Meeting.  If any other matters arise before the meeting, the Board of Directors intends for the holders of the proxies to vote in accordance with the recommendations of Management.

                                        By order of the Board of Directors,



                                        Jennie P. Carlson
                                        Executive Vice President,
                                        General Counsel and Secretary

Milwaukee, Wisconsin
March 1, 2000

YOU MAY REQUEST A COPY OF THE FORM 10-K ANNUAL REPORT FILED WITH THE
SECURITIES AND EXCHANGE COMMISSION (LESS EXHIBITS) BY CONTACTING DAVID MOFFETT, VICE CHAIRMAN AND CHIEF FINANCIAL OFFICER, BY TELEPHONE AT 414.765.4518, BY MAIL AT FIRSTAR CORPORATION, 777 EAST WISCONSIN AVENUE, MILWAUKEE, WISCONSIN 53202, OR BY ELECTRONIC MAIL AT david.moffett@firstar.com.



                             FIRSTAR CORPORATION
                             COMMON STOCK PROXY
                      SOLICITED BY THE BOARD OF DIRECTORS
                     FOR THE ANNUAL MEETING OF SHAREHOLDERS

The undersigned appoints Jerry A. Grundhofer and Jennie P. Carlson or either of them, with power of substitution to each, as attorney and proxy and authorizes either of them to represent the undersigned at the Annual Meeting of Shareholders of Firstar Corporation to be held in the Presidential Room of the Westin Hotel, Fifth and Vine Streets, Cincinnati, Ohio on Tuesday, April 11, 2000, at 11:00 a.m. eastern time, and at any applicable adjournment and to vote, as designated below, all shares of Common Stock of Firstar Corporation held as of record by the undersigned on February 17, 2000 and which the undersigned would be entitled to vote at such Annual Meeting, revoking all former proxies.

This proxy, if properly executed, will be voted in the manner directed by the undersigned. If no direction is given and this proxy is properly returned, this proxy will be voted FOR the Proposals. Please sign, date and return this proxy form using the enclosed envelope.

       IF YOU DO NOT VOTE BY TOUCH TONE PHONE OR INTERNET, PLEASE VOTE,
  SIGN THIS PROXY ON THE REVERSE SIDE AND RETURN IT IN THE ENCLOSED ENVELOPE.

(SEE REVERSE SIDE TO VOTE)

          FIRSTAR NOW OFFERS THREE WAYS FOR YOU TO VOTE YOUR PROXY
  AS A SHAREHOLDER YOU CAN NOW HELP YOUR COMPANY SAVE BOTH TIME AND EXPENSE
        BY VOTING THIS PROXY OVER THE INTERNET OR BY TOUCH TONE PHONE.

 OPTION 1:      Call toll free 1-800-214-9752 using a touch tone phone 24 hours
  VOTE BY       a day, 7 days a week.  You will be asked to enter the
 TELEPHONE      information listed below.  Then, if you wish to vote as
                recommended by the Board of Directors, simply press 1. That's all there is to it...End of call. If you do not wish to vote as the Board recommends, you need only respond to a few simple prompts. THERE IS NO CHARGE FOR THIS CALL. (DO NOT RETURN
                YOUR PROXY CARD IF YOU VOTE BY PHONE.)

                YOUR CONTROL NUMBER IS:

 OPTION 2:      Access
VOTE ON THE     https://www.css2.sungard.com/Firstar/InterLink?pbProxyVoting=1
 INTERNET       Follow the simple instructions.  (DO NOT RETURN YOUR PROXY
                CARD IF YOU VOTE ON THE INTERNET.)

                YOUR PROXY NUMBER IS:

                YOUR ISSUE NUMBER IS:

                YOUR ACCOUNT NUMBER IS:

 OPTION 3:      If you do not wish to vote by touch tone phone or the Internet,
 MAIL YOUR      please complete and return the proxy card.
PROXY CARD


                [graphic of telephone]     [graphic of personal computer]


          FIRSTAR CORPORATION 2000 ANNUAL MEETING OF SHAREHOLDERS

PROPOSAL I:          Terms to   1-Jerry A. Grundhofer  [ ] FOR all [ ] WITHHOLD
ELECTION OF          Expire in  2-Joe F. Hladky            nominees    AUTHORITY
CLASS II DIRECTORS:  2003       3-Thomas H. Jacobsen       listed      to vote
(To elect the                   4-Frank Lyon, Jr.          to the      for all
following directors             5-Craig D. Schnuck         left        nominees
to serve until the              6-John J. Stollenwerk      (except as  listed to
2003 Annual                                                specified   the left.
Meeting of                                                 below).
Shareholders of the
Corporation and
until their
successors are
elected and qualified)

(Instructions:  To withhold authority to vote for any   [arrow graphic] [      ]
indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

PROPOSAL II:
To amend the Firstar Corporation Stock       [ ] FOR  [ ] AGAINST  [ ] ABSTAIN
Incentive Plan to increase the number of shares of common stock available for Plan purposes by 30 million shares for a total of 45 million shares.

Check appropriate box               Date _________         NO. OF SHARES
Indicate changes below:
Address Change? [ ]   Name Change? [ ]                [                      ]
                                                      [                      ]
                                                      [                      ]
                                                      SIGNATURE(S) IN BOX
                                                      Please sign exactly as
                                                      your name appears on
                                                      your stock certificate,
                                                      then date and return
                                                      using the enclosed
                                                      envelope.  When shares are
                                                      held jointly, each
                                                      shareholder must sign.
                                                      When signing as a
                                                      corporation, please sign
                                                      in full corporate name by
                                                      an authorized officer.
                                                      When signing as a partner-
                                                      ship, please sign in
                                                      partnership name by an
                                                      authorized person.